CONSENT OF DELOITTE & TOUCHE LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Post-Effective Amendment No. 84 to the Registration Statement (1933 Act File No. 2-10156) of John Hancock Investment Trust on behalf of John Hancock Real Estate Fund (the "Fund"), of our report dated February 5, 1999, appearing in the annual report to shareholders of the Fund for the period ended December 31, 1998. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and "Independent Auditors" in the Statement of Additional Information, all of which are part of such Registration Statement.



                                                   /s/ Deloitte & Touche LLP
                                                   -------------------------
                                                   Deloitte & Touche LLP


Boston, Massachusetts
April 26, 1999